EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Goldman Sachs Trust of our reports dated October 25, 2023, relating to the financial statements and financial highlights, which appears in the Goldman Sachs Concentrated Growth Fund’s and the Goldman Sachs Enhanced Core Equity Fund’s (formerly known as the Goldman Sachs Flexible Cap Fund) Annual Report on Form N-CSR for the year ended August 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Independent Registered Public Accounting Firm” and “Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 20, 2024